Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “PROJECT18 INC.”, CHANGING ITS NAME FROM “PROJECT18 INC.” TO “SCOPUS BIOPHARMA INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF DECEMBER, A.D. 2017, AT 5:50 O’ CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6384624 8100	Authentication: 203742192
SR# 20177528628	Date: 12-12-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:50 PM 12/11/2017
FILED 05:50 PM 12/11/2017
SR 20177505258 - File Number 6384624

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROJECT18 INC.

Project18 Inc, (the “Corporation”), a corporation organized under the General Corporation Law of the State of Delaware, does hereby certify:

1.            The name of the Corporation is Project18 Inc, The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 18, 2017.

2.            This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.            The Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

Name

The name of the corporation is Scopus BioPharma Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

Section 1. Shares, Classes and Series Authorized

The total number of shares of stock which the Corporation is authorized to issue is 70,000,000, 50,000,000 shares of which shall be Common Stock par value $0.001 per share and 20,000,000 shares of which shall be Preferred Stock par value $0.001.

Section 2. Description of Capital Stock

The following is a description of each of the classes of capital stock which the Corporation has authority to issue with the designations, preferences, voting powers and participating, optional or other special rights and the qualifications, limitations or restrictions thereof:

(a)          Rights and Restrictions of Preferred Stock

Authority is hereby expressly vested in the Board of Directors of the Corporation (the “Board”), subject to the provisions of this ARTICLE IV and to the limitations prescribed by law, without shareholder action, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i)           The designation of such series.

(ii)          The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or non-cumulative.

(iii)         Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of the Corporation or of any other Corporation, by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

(iv)         The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(v)          Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

(vi)         The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

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(vii)        The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(viii)       The provisions as to voting (which may be one or more votes per share or a fraction of a vote per share), optional and/or other special rights and preferences, if any.

For all purposes, this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

(b)          Rights and Restrictions of Common Stock

The powers, preferences, rights, qualifications, limitations or restrictions in respect to the Common Stock are as follows:

(i)           The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein or in any resolution or resolutions adopted by the Board pursuant to authority expressly vested in it by the provisions of Section 2 of this ARTICLE IV.

(ii)          The Common Stock shall have voting rights for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share thereof held by such holder, except as otherwise required by law. The ability of the stockholders to engage in cumulative voting is hereby specifically denied, Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the Common Stock shall exclusively possess all voting power.

(iii)         Subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the shares of Common Stock by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(iv)         Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Common Stock.

(c)          Increase or Decrease in Amount of Authorized Shares

The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased by an amendment to this Certificate of Incorporation authorized by the affirmative vote of the holders of a majority of the shares of the Common Stock outstanding and entitled to vote thereon and, except as expressly provided in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board pursuant to authority expressly vested in it by the provisions of Section 2 of this ARTICLE IV with respect to the Preferred Stock and except as otherwise provided by law, no vote by holders of capital stock of the Corporation other than the Common Stock shall be required to approve such action.

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(d)          Shares Entitled to More or Less than One Vote

If any class or series of the Corporation’s capital stock shall be entitled to more or less than one vote for any share, on any matter, every reference in this Certificate of Incorporation and in any relevant provision of law to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

ARTICLE V

Directors

The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the General Corporation Law of Deaware may otherwise require, in the interim between Annual Meetings of Stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the by-laws of the Corporation), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

Limitation of Directors’ Liability; Indemnification by Corporation; Insurance

Section 1. Limitation of Directors’ Liability

(a)          No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the full extent permitted by the General Corporation Law as so amended from time to time.

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(b)          Neither the amendment nor repeal of this Section 1, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 1 shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 2. Indemnification by Corporation

(a)          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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(c)          To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 2(a) and (b) of this ARTICLE VI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)          Any indemnification under Sections 2(a) and (b) of this ARTICLE VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 2(a) and (b) of this ARTICLE VI. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

(e)          Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this ARTICLE VI. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(f)          The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)          For purposes of this ARTICLE VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(h)          For purposes of this ARTICLE VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE VI.

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(i)           The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 3. Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the General Corporation Law.

ARTICLE VII

Bylaws

The Board shall have the power, without the consent or vote of the stockholders, to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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ARTICLE IX

Dental of Preemptive Rights

No holder of any class of capital stock of the Corporation, whether now or hereafter authorized, shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issues of capital stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for capital stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property or services.

ARTICLE X

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

ARTICLE XI

Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein,

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 11th day of December, 2017.

PROJECT18 INC.

By:	/s/ Morris C. Laster, MD
Name:	Morris C. Laster, MD
Title:	Chief Executive Officer